Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is made and entered into as of June 10, 2022 by and among ESPORTS ENTERTAINMENT GROUP, INC., a Nevada corporation (the “Seller”) and SCV CAPITAL, LLC, a Delaware limited liability company (the “Buyer”).

BACKGROUND

WHEREAS, the Seller, through its wholly owned subsidiary, Helix Holdings, LLC, owns and operates esports centers .in Foxboro MA and North Bergen NJ , (the “Business”);

WHEREAS, the Seller desires to sell substantially all of the assets owned by the Seller which are used in connection with the operation of the Business; and

WHEREAS, the Buyer desires to acquire such assets of the Business and to assume certain of the liabilities and obligations relating thereto from the Seller upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the respective representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the Buyer and the Seller represent, warrant and agree as follows:

1. Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the indicated meanings:

“Action” - any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” - with respect to any Person, means any person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person (including without limitation its respective officers, directors and employees); provided that in no event shall the Buyer be treated as an Affiliate of the Seller, nor shall any person directly or indirectly controlled by the Buyer (including, without limitation, its officers, directors and employees) as a result of such person’s relationship with the Buyer be treated as an Affiliate of the Seller. For this purpose, “control” means the power to direct the management and policies of a person through the ownership of securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Business Day” - any day other than a Saturday, a Sunday or a day on which commercial banking institutions in New York, New York are authorized or obligated by law or executive order to be closed

“Code” - the Internal Revenue Code of 1986, as amended.

“Company Proprietary Software” means Software owned or purported to be owned by the Seller and used in, held for use in, or related to the conduct of the Business.

“Copyrights” - means (i) mask work rights, registrations and applications for registration thereof throughout the world and (ii) copyrights in works of authorship of any type, registrations and applications for registration thereof throughout the world, all rights therein provided by international treaties and conventions, all moral and common-law rights thereto, and all other rights associated therewith.

“ERISA” - the Employee Retirement Income Security Act of 1974, as amended.

“Generally Available Software” means non-customized “off-the-shelf” or “shrink-wrapped” software that (i) is licensed to the Seller solely in executable or object code form pursuant to a nonexclusive, internal use software license; (i) is not incorporated into, or used directly in the development, manufacturing, or distribution of, any of the Seller’s products or services associated with the Business; and (iii) is generally commercially available to any licensee on standard terms.

“Governmental Authority” - means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Person and any court or other tribunal and including any arbitrator and arbitration panel).

“Governmental Order” - any order, rule, writ, judgment, injunction, decree, stipulation, determination, ruling, consent, or award entered by or with any Governmental Authority.

“Knowledge” means the actual or constructive knowledge of the officers and directors of Seller.

“Law” - any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law.

“Liabilities” - any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Material Adverse Effect” – means any material adverse effect upon the assets, business, or financial condition of the Seller, the Business or the Purchased Assets; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any changes in applicable Laws or accounting rules (including GAAP); (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Seller and the Business; or (viii) any natural or man-made disaster or acts of God.

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“Open Source Software” means any Software licensed, provided, or distributed under any open-source or similar license, or that is otherwise subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) to a third party that requires or conditions the use or distribution of such Software on, (i) the disclosure, licensing, or distribution of any source code for such Software, or (ii) the granting to licensees of the right to make derivative works or other modifications to such Software.

“Person” - any individual, partnership, firm, corporation, limited liability company, limited partnership, partnership, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Registered IP” means all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Authority, including all Patents, registered Copyrights, registered Trademarks, registered databases, and domain names and all pending applications for any of the foregoing.

“Tax” or “Taxes” - means any applicable federal, foreign, state, county, or local income, gross receipts, excise, import, property, franchise, ad valorem, license, sales or use tax or other withholding, social security, Medicare, unemployment compensation, or other employment-related tax, or any other charge (including without limitation any Tax liability incurred or borne as a transferee or successor by contract or otherwise), together with all deficiencies, penalties, additions, interest, assessments, and other governmental charges with respect thereto.

“Technology” means and includes embodiments and implementations of Intellectual Property Rights, whether in electronic, written or other media, including Software, design and manufacturing schematics, bills of material, build instructions, test reports, algorithms, user interfaces, routines, formulae, test vectors, IP cores, net lists, photomasks, databases, data collections, diagrams, recipes, manufacturing process technology, network configurations and architectures, proprietary technical information, protocols, layout rules, packaging and other specifications, techniques, interfaces, verification tools, works or authorship, lab notebooks, development and lab equipment, know-how, inventions and invention disclosures, and all other forms of technology, in each case whether or not registered with a Governmental Authority or embodied in any tangible form connected to the Purchased Assets.

“Third Party IP” means all Intellectual Property Rights and Technology owned by third parties, including Third Party Software, that is either (i) licensed, offered or provided to by the Seller to customers of the Business, or (ii) otherwise used by the Seller in connection with the Purchased Assets and used in the operation of the Business.

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“Third Party Software” means all Software (excluding Generally Available Software) owned by third parties, that is licensed, offered or provided to customers of the Seller as part of or in conjunction with the Purchased Assets used in the Business.

“Trademarks” means trademarks, service marks, service names, trade dress, logos, trade names, corporate names, business names, slogans, URL addresses, Internet domain names and other indicia of source or origin, including the goodwill of the business symbolized thereby or associated therewith, all common-law rights thereto, registrations and applications for registration thereof throughout the world, and all rights therein provided by international treaties and conventions.

“Trade Secrets” means all rights in any jurisdiction in know-how and other confidential or proprietary technical, business, and other know-how and information, including confidential or proprietary manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, bills of material, financial, marketing, and business data, pricing and cost information, business and marketing plans, customer and supplier lists and other similar information.

“Transaction” means the transactions contemplated by this Agreement.

2. Sale and Purchase of Assets.

(a) In reliance on the representations, warranties and covenants contained herein and subject to the terms and conditions hereof, at the Closing (as defined in Section 5(a)hereof), the Seller shall sell, convey, transfer, assign and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller, those assets, goodwill and rights of the Seller used in connection with or otherwise related to the operation of the Business, as listed in Schedule 2(a) hereof (collectively, the “Purchased Assets”), free and clear of all liens, mortgages, pledges, security interests, charges, claims, options or other encumbrances (collectively, “Liens”). For greater certainty any assets or rights not listed in Schedule 2(a) are excluded under this Agreement including all LanDuel and ggCircuit software and products, all related code, specifications, documentation, revisions, enhancements and modifications thereto, in whatever form and media, and all copyrights and licenses pertaining to such software.

3. Assumption of Liabilities; Assigned Accounts Receivable and Payments; Pro-Rated Expenses.

(a) As consideration for the sale and purchase of the Purchased Assets hereunder, upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall assign to Buyer, and Buyer shall assume from Seller, pursuant to the terms of an Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”) substantially in the form of Exhibit A attached hereto, only the following Liabilities of Seller (collectively, the “Assumed Liabilities”):

(i) , all contractual liabilities of the Seller, from and after March 1, 2022, under the Assumed Contracts but not any obligation thereunder arising prior to March 1, 2022 or out of or in connection with any breach by Seller of any Assumed Contract occurring prior to March 1, 2022 or which constitutes a breach of the Seller’s representations or warranties under this Agreement, all subject to section 3(a)(ii); notwithstanding the Purchaser shall assume responsibility for the Marketing Agreement dated February 24, 2021 as setforth in Schedule 3(a)(ii) and

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(ii) the Liabilities of the Seller set forth in Schedule 3(a)(ii) and expressly assumed by the Buyer;

(b) WITH THE SOLE EXCEPTION OF ONLY THOSE LIABILITIES EXPRESSLY ASSUMED BY BUYER IN ACCORDANCE WITH THE PROVISIONS OF SECTIONS 3(a)(i) and (ii) HEREOF, THE BUYER SHALL NOT ASSUME AND SHALL IN NO EVENT BE LIABLE FOR ANY DEBTS, LIABILITIES (INCLUDING WITHOUT LIMITATION ANY ACCOUNTS PAYABLE), GUARANTEES OR OBLIGATIONS OF THE SELLER OF ANY NATURE, WHETHER FIXED OR CONTINGENT, KNOWN OR UNKNOWN, LIQUIDATED OR UNLIQUIDATED, SECURED OR UNSECURED, OR OTHERWISE (collectively, the “Excluded Liabilities”). Without limiting the generality of the foregoing, it is expressly agreed that in no event shall the Buyer assume or be responsible for (i) any liability or obligation related to periods prior to MarchMarch 1, 2022 with respect to employment, termination of employment, compensation or employee benefits of any nature owed to any employee, former employee, director, officer or independent contractor of the Seller (or the beneficiary or dependent of any such individual) that arises out of or relates to the employment relationship between the Seller and such employee, former employee, director, officer or independent contractor or the termination of such relationship , (ii) any account payable of the Seller or any liability or obligation for money borrowed related to periods prior to March 1, 2022, except to the extent included within the definition of Liabilities that are expressly assumed pursuant to Section 3(a)(ii) above, (iii) any Liability for Taxes of the Seller, (iv) any Liability or obligation of the Seller for brokerage commissions, finders’ fees or legal, accounting or other professional services of any kind incurred in connection with the negotiation and execution of this Agreement or the consummation of the transactions contemplated hereby, (v) any Liability or obligation arising as a result of, or the existence of which constitutes, a breach of any representation, warranty or covenant made by the Seller in this Agreement, (vi) any liability or obligation arising as a result of, or in connection with, any action or charge of any Governmental Authority related to periods prior to March 1, 2022, and (vii) any Accrued Incentive Obligations or Accrued PTO.

(c) As of the Closing Date, Seller shall assign to Purchaesr, all of Seller’s right, title and interest in and to the Accounts Receivable of the Business as of the Closing Date as set forth in Schedule 3(c), and Assignees accept such assignment, including any payments received from March 1, 2022 to the Closing Date by the Seller for the Accounts Receivables listed on Schedule 3(c).

(d) As of March 1, 2022 , the parties shall pro-rate the cost of items such as rent, utilities, telephone charges and the like, with the Seller being charged and responsible for the period prior to March 1, 2022 and the Buyer being charged and responsible for the period following March 1, 2022 . All amounts owing by either party to the other party under this Section 3(c) will be paid within ten (10) days after delivery to the party liable for the payment of evidence substantiating the validity of the amount owed.

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(e) The Seller shall promptly pay or otherwise discharge, when due, all debts, liabilities, guarantees or obligations of the Seller and/or the Business not constituting an Assumed Liability. The Seller hereby acknowledges and agrees that the amount of the Purchase Price (as such term is defined hereinafter) payable by the Buyer hereunder reflects (i) the assumption by the Buyer of only the Assumed Liabilities and (ii) the Seller’s retention of sole responsibility for the Excluded Liabilities. The Seller acknowledges and agrees that it shall be solely responsible for and shall promptly pay when due, whether prior to or after the Closing Date, each Excluded Liability and that it has sufficient assets available to satisfy all Excluded Liabilities in full.

4. Purchase Price; Payment.

(a) Purchase Price. The purchase price (the “Purchase Price”) payable by the Buyer hereunder for the sale and purchase of the Purchased Assets shall be an amount equal to the Buyer’s assumption of the Assumed Liabilities

5. Closing.

(a) Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (herein sometimes called the “Closing”), shall take place at such location and time mutually agreed upon by the Buyer and the Seller or remotely by exchange of documents and signatures (or their electronic counterparts) simultaneous with the execution of this Agreement, or at such other time or place or in such other manner as Buyer and Seller mutually agree upon in writing, but in no event later than June 10, 2022 (the date of Closing, the “Closing Date”). The Buyer and the Seller shall each use his or its best efforts to close on or prior to June 10, 2022. Notwithstanding the foregoing, the parties may, by mutual agreement, elect to effectuate a “virtual” Closing via facsimile and other electronic transmission of required Closing deliveries.

(b) The delivery of all the documents and the performance of all the acts at the Closing shall be deemed to have occurred or to have been taken simultaneously.

6. Representations and Warranties of the Seller. The Seller hereby makes the following represents and warrants to the Buyer as of the date hereof and the time of the Closing as follows:

(a) Seller’s Organization, Etc. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and is qualified to do business as required for the property owned or leased or the nature of the business transacted by Seller as a foreign corporation in such other jurisdictions except to the extent such failure to be so qualified would not have a Material Adverse Effect on the Transaction. The Seller has the requisite power and authority to own its properties and carry on its business as presently conducted (including without limitation to operate the Business). True and correct copies of the constituent documents of the Seller have been provided to the Buyer. The Seller does not own any capital stock, security, partnership interest or other interest of any kind in any Person which would have a Material Adverse Effect on the Transaction.

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(b) Corporate Authority; Etc. The Seller has the full legal right and corporate power required to execute and deliver this Agreement and any and all documents or instruments to be executed and/or delivered by it in connection herewith (collectively with this Agreement, the “Transaction Documents “) and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each other Transaction Document, the consummation of the transactions provided for herein, and the fulfillment of the terms hereof by the Seller, will not result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, any agreement or other instrument by which the Seller or its property is bound, any judgment, decree, order, or award of Governmental Authority, or any applicable Law. The Transaction Documents to which the Seller is a party have been, or at Closing will be, duly executed and delivered by the Seller and constitute, or will constitute, the legal, valid and binding obligations of the Seller.

(c) Consents and Approvals; No Violations. Neither the execution, delivery or performance of the Transaction Documents by the Seller, nor compliance by the Seller with any of the provisions thereof, will: (i) conflict with or result in any breach of any provision of any of the constituent documents of the Seller, or (ii) except where such failure would not have a Material Adverse Effect, (A) require any filing with, or permit, authorization, consent, notice, or approval of, any Governmental Authority or third party, (B) except as set forth on Schedule 6(c), result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the creation of any Lien upon any property or assets of the Seller pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Seller is a party or by which it, or any of its properties or assets, may be bound, or (C) violate any provision of Law or any Governmental Order applicable to the Seller or any properties or assets of the Seller, the Business or the Purchased Assets.

(d) Reserved

(e) Litigation; Compliance with Law. Except as otherwise set forth in the Seller’s SEC filings, there is no litigation, proceeding or governmental investigation pending or, to the Knowledge of the Seller, threatened against or relating to the Seller the Business or the Purchased Assets or the transactions contemplated by the Transaction Documents while in the ownership of the Seller. There are no decrees, injunctions or orders of any court or other Governmental Authority regarding the Sellerthe Business or the Purchased Assets that would prohibit the consummation of the transactions contemplated by the Transaction Documents or would have a Material Adverse Effect on the ownership, use or operation of the Business or the Purchased Assets by the Buyer following the Closing Date. There are no violations of any Laws by the Seller which might, individually or in the aggregate, adversely affect the Purchased Assets or the operation of the Business by the Buyer after the Closing Date, except where such failure would not have a Material Adverse Effect. There are no active, pending or threatened state or federal audits, investigations or inquiries in connection with any license or approval of any Governmental Authority held by the Seller (or any officer, director or employee of the Seller), or otherwise related to the Business or the Purchased Assets, that if decided adversely against the Seller would have a Material Adverse Effect on the Seller. Further, there are no active, pending or threatened regulatory compliance deficiencies or other actions against any license or approval of any Governmental Authority held by the Seller (or any officer, director or employee of the Seller), that if decided adversely against the Seller would have a Material Adverse Effect on the Seller.The Seller is in compliance with all requirements of Law, and all requirements of all Governmental Authorities having jurisdiction over it, the conduct of its business, the use of its properties and assets, and all premises occupied by it, except where such failure would not have a Material Adverse Effect.

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(f) Permits, Etc. All permits, franchises, licenses, orders, authorizations, consents, certificates, or other approvals required for the operation of the Business are described on Schedule 6(f) attached hereto (the “Required Permits”) and, except as noted to the contrary on Schedule 6(f), each of the Required Permits may be assigned by the Seller to the Buyer at the Closing and will remain in full force and effect immediately after giving effect to such assignment and no notice or additional filings must be made in connection therewith.

(g) Title; Liens; Condition of the Purchased Assets. The Seller has, and will convey to the Buyer at the Closing, good and marketable title to all of the Purchased Assets, free and clear of all Liens and restrictions of any nature whatsoever. The equipment, fixtures and furniture constituting a part of the Purchased Assets are sufficient to operate the Business being transferred to the Buyer hereunder as presently conducted. The Business is conducted solely through the Seller, and the Purchased Assets constitute all of the assets and properties necessary for the Buyer to conduct the Business subsequent to the Closing substantially in the manner in which the Business was conducted by the Seller prior to the Closing.

(h) Liabilities. The parties understand that the Buyer shall not assume any Liabilities of the Seller except as set forth in the Assignment and Assumption Agreement with respect to the Assumed Liabilities.

(i) Bankruptcy Matters. There are no attachments, executions, assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy or under any other debtor relief laws contemplated by or pending or, to the Knowledge of the Seller, threatened against the Seller.

(j) Taxes. (i) All federal, state, local and foreign Tax information and Tax returns pertaining to Seller, the Business or the Purchased Assets required to be filed before the date hereof have been duly filed and were true, complete and correct in all material respects when filed, (ii) all Taxes, interest, penalties, assessments and other amounts which are due from the Seller, which have been asserted to be due from Seller or with respect to Seller, the Business or the Purchased Assets, by any taxing authority (whether or not shown to be due in any returns), or which (even though not yet due) will be payable as a result of the Seller’s ownership of the Purchased Assets during the current or preceding Tax years, have been or will be paid in full, (iii) no deficiencies in Taxes have been asserted with respect to Seller, the Business or the Purchased Assets, (iv) no waivers of statutes of limitation have been given or requested regarding any Taxes attributable to the Seller, the Business or the Purchased Assets, (v) there are no Liens for Taxes on the Purchased Assets, (vi) none of the Purchased Assets is tax-exempt use property within the meaning of Section 168(h) of the Code, and (vii) none of the Purchased Assets is property that is or will be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and immediately in effect prior to the enactment of the Tax Return Act of 1986. No unresolved issue relating to Seller, the Business or the Purchased Assets has been raised by any Governmental Authority in the course of any audit or otherwise with respect to Taxes for which Seller would be held liable or Taxes attributable to the Seller, the Business or the Purchased Assets for which any Shareholder would be held liable.

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(k) Other Agreements. The Seller is not a party to or otherwise bound by any written or oral contract or instrument or other restriction which individually or in the aggregate could adversely affect the consummation of the transactions contemplated by the Transaction Documents , the Purchased Assets or the Business.

(l) Real Estate and Environmental Matters.

(i) Seller has no ownership interest in any real property.

(ii) The Seller holds, and the Business has been conducted in compliance with, all environmental permits, certificates, licenses, approvals, registrations and authorizations required under all applicable environmental Laws, and all of such permits, certificates, licenses, approvals, registrations and authorizations are in full force and effect, except where such noncompliance would not have a Material Adverse Effect. All such permits, certificates, licenses, approvals, registrations and authorizations shall not be affected by the Closing. The Seller’s Business has been conducted in compliance with all, and the conduct thereof is not in violation of any, applicable environmental Laws or Governmental Orders, including those relating to hazardous substances, except where such noncompliance would not have a Material Adverse Effect.

(iii) Schedule 6(l) identifies all leases and subleases pertaining to the real property of the Business, together with all amendments or other material modifications (the “Real Property Leases”). There are no Liens on the Seller’s interest in any Real Property Leases. The Real Property Leases are in full force and effect and (x) constitute binding obligations of the Seller, except that (i) enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and (ii) the remedies of specific performance and injunctive relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought, and to the Seller’s Knowledge, the other parties thereto, (y) there are no defaults thereunder by the Seller, except where such defaults would not have a Material Adverse Effect, and (z) to the Knowledge of the Seller, no event has occurred which with notice, lapse of time or both would constitute a material default by the Seller or by any other party thereto. The Seller has complied with and timely performed all conditions, covenants, undertakings and obligations on its part to be complied with or performed under each of the Real Property Leases, except where such noncompliance would not have a Material Adverse Effect. The Seller has paid all rents and other charges to the extent due and payable under the Real Property Leases.

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(iv) No condition or defect in existence with respect to any Leased Property that could materially affect the use or operation of the Real Property Leases (the “Leased Property”) by the Buyer or otherwise have a Material Adverse Effect. The Seller has complied with all requirements of all applicable Laws with regard to its operation and use of the Leased Properties, except where such noncompliance would not have a Material Adverse Effect.

(v) To the Knowledge of the Seller, each of the Leased Properties complies with the requirements of all applicable laws, including without limitation the Americans with Disabilities Act and any applicable state or local barrier-free Law.

(m) No Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Seller directly with the Buyer without the intervention of any other person as a result of the act of the Seller, in such manner as to give rise to any valid claim against any of the parties hereto for a broker’s commission, finder’s fee or other like payment

(n) Insurance Matters. The Seller has in full force and effect adequate insurance (of the character usually maintained by corporations engaged in the same or similar businesses) to provide for the reasonable and customary protection of the Purchased Assets and the Business, all of which insurances (including without limitation any such insurance which provides coverage for worker’s compensation claims) will be available with respect to pre-Closing occurrences. The Seller has not received any notice of cancellation or non-renewal or of significant premium increases with respect to any such policy. Except as disclosed on Schedule 6(n), no pending claims made by or on behalf of the Seller relating to the Business under such policies have been denied or are being defended against third parties under a reservation of rights by an insurer of the Seller.

(o) Schedules. The following Schedules which are attached hereto contain accurate lists and summary descriptions of the following:

(i) Schedule 6(o)(i). A complete list of the Seller’s owned and leased equipment, furniture and fixtures associated with the Business.

(ii) Schedule 6(o)(ii). All policies of insurance in force with respect to the Purchased Assets or the Business, including without limitation a description of any self-insurance arrangements and a list of any policies and contracts (including insurer, named insured, type of coverage, limits of insurance, required deductibles or co-payments, annual premiums and expiration date) for fire, casualty, liability and any other forms of insurance maintained by, or for the benefit of, the Seller.

(iii) Schedule 6(o)(iii). All permits, franchises, licenses, orders, certificates, authorizations, consents or other approvals necessary to operate the Business as presently conducted, or required to be obtained by the Seller in order to execute and deliver this Agreement and consummate the transactions contemplated hereunder.

(iv) Schedule 6(o)(iv). The names and current annual rates of compensation of all employees and agents of the Seller who are employed in the Business, together with a summary (containing estimates to the extent necessary) of (i) existing bonuses, additional compensation (whether current or deferred) and other like benefits, if any paid to such persons since June 1, 2021, and (ii) any other payments made by or on behalf of the Seller, with respect to all employees and agents of the Seller who are employed in the Business, to any labor organization or representative, employee, or agent of any labor organization since June 1, 2021.

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(v) Schedule 6(o)(v). Accurate and complete copies of the leases, agreements, contracts, notes, instruments commitments, plans, arrangements and other documents referred to in the foregoing Schedules have been delivered by the Seller to the Buyer.

(p) Employee Benefit Plans and Agreements.

(i) Schedule 6(p) sets forth a list of each “employee pension benefit plan” as defined in Section 3(2) of ERISA, “employee welfare benefit plan” as defined in Section 3(1) of ERISA, and deferred compensation, severance, or vacation plan, that the Seller, with respect to the Business, currently maintains or to which the Seller, with respect to the Business, contributes (collectively, the “Employee Benefit Plans”).

(ii) With respect to the Business, neither the Seller nor any person, as defined in Section 3(9) of ERISA, that is or has been a member of any group of persons described in Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”), maintains or contributes to, nor has maintained or contributed to, any Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA, or which is subject to Title IV of ERISA or Sections 412 or 430 of the Code, and no statutory lien has ever been attached with respect to any Employee Benefit Plan ever maintained by the Seller with respect to the Business. Neither the Seller nor any ERISA Affiliate has caused operations of any facility or has withdrawn from any Title IV plan or multiemployer plan in a manner that would subject any entity or the Seller to liability under ERISA sections 4062(e), 4063 or 4064.

(iii) All contributions to, and payments from, the Employee Benefit Plans which are required to have been made by the Seller, with respect to the Business, with respect to any period ending on or before March 1, 2022 , in accordance with the Employee Benefit Plans, have been timely made and each Employee Benefit Plan has been maintained and operated in compliance with all applicable Laws.

(iv) The Employee Benefit Plans intended to qualify under Section 401 of the Code have been determined by the Internal Revenue Service to be so qualified and, to the Seller’s Knowledge, no event has occurred and no condition exists with respect to the form or operation of such Employee Benefit Plans which would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or Tax under ERISA or the Code.

(v) For each Employee Benefit Plan which is a “group health plan” within the meaning of Section 5000(b)(1) of the Code, the Seller has complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder, and the Patient Protection and Affordable Care Act of 2010.

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(vi) With respect to any Employee Benefit Plan, no prohibited transaction within the meaning of Title I or Title II of ERISA has occurred and is continuing to which the Business is a party, or about which the Seller, in connection with exercising any fiduciary responsibilities, has knowledge or should have knowledge. With respect to each Employee Benefit Plan, the Seller has fulfilled all of its reporting and disclosure requirements under Title I of ERISA.

(vii) Schedule 6(p)(vii) sets forth a complete description of all commissions and other incentive payments owed by Seller to any employees, independent agents and/or third parties related to the Business (the “Accrued Incentive Obligations”) as of March 1, 2022 and there were no other obligations of Seller under any commission or other incentive plan to any employees, independent agents and/or third parties related to the Businessas of March 1, 2022.

(viii) Schedule 6(p)(viii) sets forth a complete and accurate accounting of all accrued paid time off as of March 1, 2022, including but not limited to paid vacation time and sick time (the “Accrued PTO”), with regard to Seller’s employees as of March 1, 2022.

(q) Patents, Licenses, and Trademarks.

(i) Except as otherwise set forth on Schedule 6(q), the Seller does not own or utilize any patents, trademarks, trade names, copyrights or other intellectual property rights of any nature whatsoever in the connection with the operation of the Business.

(ii) There have been no claims made against the Seller for assertion of the invalidity, abuse, misuse or unenforceability of any of its patents, trademarks, trade names, copyrights and rights with respect to any of the foregoing, and to the Knowledge of the Seller, the Seller is not infringing any patent, trademark, trade name or other right, or application therefor, of any other party.

(iii) The Seller either owns or has sufficient unrestricted right to use all of its material proprietary rights free and clear of any right, Lien, charge or claim of any other Person.

(r) Material Contracts. Schedule 6(r) sets forth a complete and accurate list of all:

(i) any lease related to the Business (whether of real or personal property) providing for annual rentals of $50,000 or more;

(ii) any Contract related to the Business pursuant to which any Intellectual Property Right or Technology, including any Third Party IP, is licensed, sold, assigned or otherwise conveyed or provided to any Seller or pursuant to which any Person has agreed not to enforce any Intellectual Property Right against the Seller, other than Contracts for Generally Available Software;

(iii) any Contract related to the Business pursuant to which any Intellectual Property Right or Technology is or has been licensed (whether or not such license is currently exercisable), sold, assigned or otherwise conveyed or provided to a third party by Seller, or pursuant to which Seller has agreed not to enforce any Intellectual Property Right against any third party.

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(iv) any Contract related to the Business imposing any restriction on Seller’s right or ability, or, after the Closing, the right or ability of Buyer (A) to compete in any line of business or with any Person or in any area or which would so limit the freedom of Buyer after the Closing Date (including granting exclusive rights or rights of first refusal to license, market, sell or deliver any of the products or services offered by any Seller or any related Intellectual Property Right), (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) to develop or distribute any Intellectual Property Right or Technology;

(v) any Contract related to the Business for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by Seller of $50,000 or more or (B) aggregate payments by Seller of $100,000 or more since June 1, 2021;

(vi) any Contract related to the Business providing for “most favored customer” terms or similar terms, including such terms for pricing;

(vii) any sales, distribution or other similar agreement providing for the sale of products of the Business that provides for (A) annual payments to Seller of $50,000 or more or (B) aggregate payments to the Acquired Companies of $100,000 or more since June 1, 2021;

(viii) any partnership, joint venture or any sharing of revenues, profits, losses, costs or liabilities related to the Business or any other similar Contract;

(ix) any Contract of the Business relating to Indebtedness or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset);

(x) any Contract related to the Business under which (A) any Person has directly or indirectly guaranteed any liabilities or obligations of Seller or (B) Seller has directly or indirectly guaranteed liabilities or obligations of any other Person;

(xi) any Contract related to the Business relating to the creation of any Lien (other than Permitted Liens) with respect to any asset of any Seller;

(xii) any Contract related to the Business which contains any provisions requiring any Seller to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products or services in the ordinary course of business consistent with past practice);

(xiii) any Contract related to the Business with any related Person;

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(xiv) any Contract related to the Business with a Governmental Authority generating revenues in excess of $50,000 per annum or that has been executed within the four months prior to the date of this Agreement;

(xv) any employment, severance, retention, change-in-control, bonus or other Contract related to the Business with any current or former member, employee, officer, director, advisor or consultant of Seller (A) pursuant to which Seller has any current or future rights or obligations, (B) that provides for the payment of any cash or other compensation or benefits upon the consummation of the Transaction, or (C) that otherwise restricts Seller’s ability to terminate the employment or engagement of such individual without penalty or liability (excluding any penalty or liability in respect of the employee’s notice period and right not to be unfairly dismissed), other than, in each case, Contracts entered into in the ordinary course of business consistent with past practice with any advisor, consultant or employee of Seller; and

(xvi) any other Contract related to the Business not made in the ordinary course of business that is material to Seller.

All the foregoing, including all material amendments or modifications thereto, are referred to as “Material Contracts.” No breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default under any Material Contract by the Seller or, to the Knowledge of the Seller, any other party or obligor with respect thereto, has occurred or, as a result of this Agreement, the performance hereof or consummation of the transactions contemplated hereby or otherwise, will occur, except for such breaches or defaults that would not have a Material Adverse Effect. Except as noted in Schedule 6(r), the consummation of the transactions contemplated by this Agreement will not (and will not give any Person a right to) terminate or modify any rights of, or accelerate or augment any obligation of, the Seller under any Material Contract or result in the creation of any Liens or claims thereunder on any Purchased Asset. Each Material Contract is valid, binding and in full force and effect in accordance with its terms.

(s) Assumed Contracts. All of the Assumed Contracts are valid, binding and enforceable against the Seller and, to the Knowledge of the Seller, against the other respective parties thereto in accordance with their respective terms. The Seller and, to the Knowledge of the Seller, all other parties to all of the Assumed Contracts have performed all obligations required to be performed to date under such Assumed Contracts. To the Knowledge of the Seller, the Seller, is not in default or in arrears under the terms of any Assumed Contract, and no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute a default thereunder, except for such breaches or defaults that would not have a Material Adverse Effect. The consummation of this Agreement will not result in an impairment or termination of the Seller’s rights under any Assumed Contract. As of the Closing, employees of the Seller who continue their employment with the Buyer shall not be restricted by the provisions of any employment agreement or non-competition agreement between any such employee and the Seller and/or any shareholder of the Seller, to the extent that such agreement would restrict such employees from engaging in any business conducted by the Buyer. True, correct and complete copies of all of the Assumed Contracts (including all amendments thereto) have been delivered to the Buyer.

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(t) Absence of Certain Practices. Neither the Seller, nor any director, manager, officer, agent, employee or any other person or entity acting on behalf of the Seller, directly or indirectly, has given, made or agreed to give or make any commission, payment, gratuity, gift, political contribution or similar benefit to a customer, supplier, or employee or official of any governmental authority or any other person or entity who is or may be in a position to help or hinder the Seller, or assist the Seller in connection with any proposed transaction pertaining to the Purchased Assets or the Business.

(u) Disclosure. No representation or warranty made in any Transaction Document or as provided herein contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein not misleading.

7. Representations and Warranties by the Buyer. The Buyer hereby represents and warrants to the Seller as of the date hereof and the time of the Closing as follows:

(a) Organization. The Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.

(b) Corporate Authority, Etc. All requisite action has been taken to authorize the execution, delivery and performance of this Agreement by the Buyer. The Transaction Document have been or at Closing will be duly executed and delivered by the Buyer and constitute or will constitute the legal, valid and binding obligations of the Buyer, enforceable in accordance with their respective terms subject to limitations relating to bankruptcy, insolvency, receivership, or other laws limiting creditors’ rights generally.

(c) Consents, Etc. The consummation of the transactions contemplated by the Transaction Documents by the Buyer will not (i) require the consent, approval, authorization or order of any court or Governmental Authority, or (ii) constitute a violation of or default under, conflict with, or result in a breach of (A) any judgment, order, award, decree, of any court, administrative agency or governmental body or laws to which the Buyer is subject, or (B) any agreement or instrument to which Buyer is a party or by which it is bound. There are no decrees, injunctions or orders of any court or governmental department or agency affecting the Buyer’s ability to consummate the transactions contemplated hereunder.

(d) No Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Buyer directly with the Seller without the intervention of any other person as a result of any act of the Buyer in such manner as to give rise to any valid claim against any of the parties hereto for a brokers commission, finder’s fee or other like payment to anyone other than the Broker.

(e) Effect of Agreement. The execution, delivery and performance of this Agreement and all other documents thereto to be executed by the Buyer and consummation by Buyer of the transaction contemplated hereby shall not, with or without the giving of notice and the lapse of time, or both, (i) violate any material provision of Law, statute, rule or regulation to which the Buyer is subject, (ii) violate any judgment, order, writ or decree of any court applicable to the Buyer, or (iii) result in the material breach of or material conflict with any material term, covenant, condition or provision of, result in the material modification or termination of, constitute a material default under, or result in the creation or imposition of any Lien, upon any of the material assets of the Buyer, pursuant to the Buyer’s organizational documents, or any commitment, contract or other agreement or instrument to which the Buyer is a party.

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(f) Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s Knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(g) Disclosure. No representation or warranty made by the Buyer in the Transaction documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

(h) Sophistication of Buyer. Buyer is a sophisticated investor and is intimately familiar with the Business and the Purchased Assets. Buyer has conducted its own independent investigation, review and analysis of the Business and the Purchased Assets and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Business for such purpose. Buyer acknowledges and agrees that: (a), it has received all information it considers necessary or appropriate for deciding whether to acquire the Purchased Assets pursuant to the terms of this Agreement; (b) it had sufficient opportunity to discuss the Business, management, financial affairs, and the terms and conditions of the purchase and sale of the Purchased Assets with Seller ; (c) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in this Agreement; and (d) no person has made any representation or warranty to Buyer as to Seller, the Business, the Purchased Assets or this Agreement, except as expressly set forth in this Agreement.

8. Conditions Precedent to the Seller’s Obligations. The obligations of the Seller at the Closing shall be subject to the satisfaction of the following conditions precedent at or before Closing, as applicable (each of which may be waived by the Seller):

(a) Representations. All representations and warranties of the Buyer contained herein shall be true and correct on the Closing Date in all material respects as if made on such date; all agreements of the Buyer contained herein shall have been complied with; and the Seller shall have received a certification of the Buyer, dated the Closing Date, to each such effect.

(b) Performance of Covenants. Each of the agreements, covenants and undertakings of the Buyer contained in this Agreement, except for those calling for performance after Closing, will have been fully performed and complied with in all respects at or before Closing, and the Seller shall receive a certification of the Buyer, dated the Closing Date, to each such effect.

(c) Assignment and Assumption Agreement. The Buyer shall have delivered to the Seller the executed Assignment and Assumption Agreement.

(d) Governmental Consents. All necessary Governmental Authority consents and approvals necessary for the Seller to consummate the transactions contemplated hereby shall have been obtained.

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(e) Actions or Proceedings. No preliminary or permanent injunction or other order by any federal or state court of competent jurisdiction that makes it illegal or otherwise prevents the consummation of the transactions contemplated hereby shall have been issued and shall remain in effect.

(f) Secretary Certificates. Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(g) Resignation. Mark Neilson shall have resigned as a director of Seller on or prior to the Closing Date and Buyer shall have no right to designate a replacement for Mr. Neilson.

(h) Licensing Agreement. The Buyer shall have delivered to the Seller the executed Licensing Agreement.

(i) Other Documents. The Buyer shall have delivered to the Seller all such further documents, instruments and agreements which may be reasonably requested by the Seller or its counsel, in order to effectuate and carry out any provision of this Agreement.

9. Conditions Precedent to the Buyer’s Obligations. The obligations of the Buyer at the Closing shall be subject to the satisfaction of the following conditions precedent at or before Closing, as applicable (each of which may be waived by the Buyer):

(a) Representations. All representations, and the schedules related thereto, of the Seller contained herein shall be true and correct in all material respects on the Closing Date as if made on such date, and all agreements of the Seller contained herein shall have been complied with, and the Buyer shall receive a certification of the Seller, dated the Closing Date, to each such effect.

(b) Performance of Covenants. Each of the agreements, covenants and undertakings of the Seller contained in this Agreement, except for those calling for performance after Closing, will have been fully performed and complied with in all respects at or before Closing, and the Buyer shall receive a certification of the Seller, dated the Closing Date, to each such effect.

(c) Approvals. All action required by any applicable Law to be taken by the Seller with respect to the execution, delivery and performance of this Agreement and/or the other Transaction documents shall have been taken and shall continue to be in full force and effect.

(d) Conveyance Documents. The Buyer shall have received from the Seller such bills of sale, assignments, certificates of title, and other good and sufficient instruments of conveyance and transfer as are necessary to transfer to the Buyer good and marketable title to the Purchased Assets, free and clear of all Liens, and the Seller shall have taken or caused to be taken all such other steps as are necessary to give the Buyer actual possession and operating control of the Purchased Assets and the Business.

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(e) Assumed Contracts. The Buyer shall have received written consent from the Seller (where consent is necessary) to the assignment to the Buyer of all Assumed Contracts; provided, however, if all such consents are not obtained, the Buyer may elect to close hereunder, and those leases, agreements or contracts for which consent was not obtained will not be transferred and assumed by the Buyer pursuant to this Agreement.

(f) Assignment and Assumption Agreement. The Seller shall have delivered to the Buyer the executed Assignment and Assumption Agreement.

(g) Employee Matters. All employee matters, related to the employees of the Business shall be satisfactory to the Buyer in its sole discretion.

(h) Lease. The Buyer shall, at its sole discretion, (a) assume the existing Real Property Lease, or (b) enter into a new lease, with respect to such Leased Property.

(i) Judgment, Tax Lien and Uniform Commercial Code Searches. The Seller shall have delivered to the Buyer (i) Federal and State judgment and Tax lien searches and (ii) certified copies of Requests for Information or Copies (Form UCC-11) or equivalent reports from all appropriate jurisdictions listing all effective financing statements which name the Seller (under its present or any previous name or any trade names) as debtor, together with copies of such financing statements. Such searches shall indicate the existence of no Liens on the Business or the Purchased Assets, other than those to be discharged prior to or at the Closing pursuant to the express terms of this Agreement.

(j) Third Party and Governmental Consents. The receipt of all third party and Governmental Authority consents, licenses, franchises, permits, certificates, authorizations and other approvals to the transactions contemplated hereby which are required to be obtained prior to the Closing.

(k) Secretary Certificates. A certificate of the secretary of the Seller attaching thereto a true and correct copy of the constituent documents of the Seller and resolutions unanimously adopted by all of the directors and Shareholders of the Seller authorizing the execution, delivery and performance of this Agreement and/or the other Transaction documents by the Seller.

(l) Injunction; Litigation. No preliminary or permanent injunction or other order by any federal or state court of competent jurisdiction that makes illegal or otherwise prevents the consummation of the transactions contemplated by the Transaction documents shall have been issued and remains in effect. There shall not be pending or threatened any litigation, suit, action or proceeding by any person which could reasonably be expected to adversely affect the Purchased Assets or the Business or which seeks damages from the Buyer or the Seller as a result of the transactions contemplated by the Transaction Documents

(m) ..Tax Clearance. The Seller shall have obtained, if applicable, all clearance certificates from all applicable Governmental Authorities in order to relieve the Buyer of any secondary liability for unpaid sales or any other Taxes of the Seller attributable to periods prior to Closing.

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(n) Payment of Accrued Incentive Obligations. On the Closing Date, Seller shall have delivered to Buyer evidence that it has paid all of the Accrued Incentive Obligations to Seller’s employees as set forth on Schedule 6(p)(vii) and that no additional Accrued Incentive Obligations existed as of March 1, 2022.

(o) Payment of all Accrued PTO. On the Closing Date, Seller shall have delivered to Buyer evidence that it has paid all of the Accrued PTO to Seller’s employees as set forth on Schedule 6(p)(viii) and that no additional Accrued PTO obligations existed as of March 1, 2022.

(p) Licesing Agreement. The Seller shall have delivered to the Buyer the executed Licensing Agreement.

(q) Other Documents. The Seller shall have delivered to the Buyer all such further documents, instruments and agreements which may be reasonably requested by the Buyer or its counsel, in order to more effectively transfer title to the Purchased Assets to the Buyer, or to effectuate and carry out any provision of this Agreement.

10. Further Agreements. The parties further agree as follows:

(a) Further Assurances. The Seller and the Buyer agree that they will, upon the reasonable request of the other at any time after the Closing Date, and without further consideration, execute and deliver such other documents and instruments and take such other action as may reasonably be requested to carry out more effectively the purpose and intent of this Agreement.

(b) Preservation of Books and Records; Post-Closing Access. At the Closing, or as promptly thereafter as possible, the Seller shall deliver to the Buyer all records and files for the Business included within the Purchased Assets. The Seller shall retain physical custody of all other records and files of the Business and shall maintain and store such files and records in compliance with all applicable Laws. From and after the Closing Date, with respect to all matters, the Buyer and the Seller agree that they shall preserve and keep the books and records relating to the Business and/or the Purchased Assets, as the case may be, for a period of seven (7) years following the Closing Date (or such longer period as may be required by applicable Law) and shall make their books and records and employees available to each other, as the case may be, as may be reasonably required in connection with any legal proceedings against or governmental investigations of the Seller or the Buyer or any government reporting obligation of the parties hereunder or for any other reasonable business purpose arising from or relating to the Business and/or the Purchased Assets, during regular business hours and upon the prior written request thereto by the other party, as the case may be. Notwithstanding the foregoing, in the event any of the parties hereto wishes to destroy any such books or records at any time after two (2) years from the Closing, such party shall first give ninety (90) days prior written notice to the other party and the other party shall have the right at its option and expense, upon prior written notice given to the party seeking destruction within said ninety (90) day period, to take possession of said records within said ninety (90) day period.

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(c) Risk of Loss. The risk of loss or damage to the Purchased Assets by fire or otherwise until the Closing is assumed by the Seller.

(d) Transition. The Seller agrees to (i) take any reasonable action requested by the Buyer in order to promote the smooth transition of the Purchased Assets and the Business to the Buyer, and (ii) use its best efforts to effectuate the transactions contemplated by this Agreement. The Seller agrees to use its commercially reasonable efforts to obtain all consents, permits and approvals from any Governmental Authority or other Person required to be obtained by the Seller for the lawful consummation of the transactions contemplated hereby. The Seller hereby agree that, following the Closing Date, no third party trucking contractors shall be utilized for services until such time that (i) all information related to such third party trucking contractors have been successfully migrated to Buyer’s computer and records systems, and (ii) such third party trucking contractors have executed and delivered any and all agreements required by Buyer.

(e) Required Notifications. Prior to the Closing, the Seller will provide notifications, if required, to appropriate Governmental Authorities and other Persons to facilitate the transfer of the Purchased Assets and the Business to the Buyer. This will include any notifications that may be required to be given to the Seller’s employees, independent contractors and subcontractors under applicable Law.

(f) Assignment of Contracts. To the extent that any of the Assumed Contracts or licenses, permits or approvals being assigned pursuant hereto is not assignable without the consent of another party, the Seller agrees to use its best efforts to obtain the consent of such other party. If such consent has not been obtained on or prior to the Closing Date, this Agreement shall not constitute an assignment or attempted assignment of such contract or license, permit or approval; provided, in such event, if requested by the Buyer, the Seller shall use commercially reasonable efforts to provide all of the benefit of such item to the Buyer from and after Closing, provided, further, that Seller shall not be required to pay any consideration therefor. Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, Seller shall sell, assign, transfer, convey and deliver to Buyer the relevant Purchased Asset to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration.

(g) Employee Matters. Except as otherwise set forth on Schedule 10(g), the Buyer shall have the right (but not the obligation) to employ any and/or all full and part-time employees of the Business following the Closing. The Buyer shall have no responsibility, liability or obligation with respect to any employee benefits or obligations relating to any of the Seller’s employees for any time period prior to March 1, 2022 except as otherwise set forth in Schedule 3(a) (ii).

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(h) Exclusivity. From the date hereof and until the Closing or earlier termination of this Agreement as herein provided, the Seller shall immediately cease and desist and discontinue and cause to be terminated any and all existing activities with respect to any of the following and shall not, directly or indirectly (through any officer, director, former director, Affiliate, employee, attorney, accountant, financial advisor, subsidiary, independent representative or independent agent or any other advisor or representative of the Seller), solicit, initiate, encourage or take any action to facilitate (including by way of furnishing information or engaging in discussions or negotiations) any inquiries, proposals or offers that constitute, or could reasonably be expected to lead to or relate to an acquisition proposal for the Business or any of the Purchased Assets by another party.

(i) Reporting Obligations. The Seller and the Buyer each agree that it will, at any time after the Closing Date, and without further consideration, take all steps necessary to comply on a timely basis with all reporting requirements applicable to it which are contained in any Assumed Contract or other Material Contract.

(j) Trade Names/Domain Names. The Seller agrees that it will not, at any time, register or utilize in any manner, either directly or indirectly, any domain name or trade name which is confusingly similar to any domain name or trade name included within the Purchased Assets or then being utilized by the Buyer.

(k) Post-Closing Accounts Receivable Collection. Prior to Closing, Seller shall provide Buyer with a current address for each of Seller’s customers so that Buyer may send a notification to such customers instructing the same to change all relevant payment instructions and direct all future payments to the Buyer following the Closing. Such notice shall be in a form which is acceptable to Buyer. Buyer shall use commercially reasonable efforts to collect all accounts receivable. In the event that the Seller receives payment from any customer related to accounts receivable for services rendered after March 1, 2022 , such funds shall be held in trust by the Seller for the benefit of Buyer and the Seller shall immediately remit such funds to Buyer. Conversely, in the event that the Buyer receives payment from any customer related to accounts receivable for services rendered prior to March 1, 2022, such funds shall be held in trust by the Buyer for the benefit of Seller and the Buyer shall immediately remit such funds to Seller. The Seller and Buyer shall also be liable for all reasonable attorneys’ fees incurred by the other party in its attempts to collect the accounts receivable described in this paragraph that should have otherwise been remitted by them.

(l) Accrued Incentive Obligations and Accrued PTO. To the extent that any Accrued PTO or Accrued Incentive Obligation of Seller has accrued between January 1, 2022 and March 1, 2022 , but not paid by Seller, Seller shall pay such accrued but unpaid amounts to Buyer within thirty (30) days following Seller’s receipt of notice of such obligations from Buyer.

11. Indemnification by the Seller. Subject to the other terms and conditions of Section 13, and Section 14, the Seller agree to indemnify and hold harmless the Buyer and the Buyer’s directors, officers, employees and Affiliates (each a “Buyer Indemnified Party” and, collectively, the “Buyer Indemnified Parties”) from and against any and all Losses (hereinafter defined), that may be sustained, suffered or incurred by the Buyer or any other Buyer Indemnified Party arising out of or relating to (a) any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by Seller in or pursuant to this Agreement or in any document or certificate delivered hereunder (including, without limitation, any certificate delivered under Section 4(d)), (b) the operation of the Business by Seller prior to the Closing Date, (c) any Excluded Liability, or (d) the use or ownership of the Purchased Assets by Seller prior to the Closing Date. For purposes of this Agreement, “Loss” means any action, cost, damage, disbursement, expense, liability, loss, deficiency, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including but not limited to, interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified person,.

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12. Indemnification by the Buyer. The Buyer agrees to indemnify the Seller for any and all Losses that may be sustained, suffered or incurred by the Seller or its directors, officers, employees and Affiliates, arising out of or relating to (a) any inaccuracy in or breach of or nonperformance of any of the representations, warranties, covenants and agreements made by the Buyer contained herein or in any document delivered hereunder, (b) any business operations of the Buyer following the Closing Date, or (c) any Assumed Liability.

13. Indemnification Procedures.

(a) If any party shall seek indemnification with respect to any Loss or potential Loss for which such party seeking indemnification (the “Indemnified Party”) is entitled to indemnification under Section 11 or Section 12 above, then the Indemnified Party shall promptly notify the other party of such Loss or potential Loss (the “Indemnifying Party”) in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent that) the Indemnifying Party is prejudiced thereby.

(b) An Indemnifying Party will have the right to defend the Indemnified Party against the claim with counsel of its choice, reasonably satisfactory to the Indemnified Party, so long as (i) the Indemnifying Party notifies the Indemnified Party in writing, within fifteen (15) days after the Indemnified Party has given notice of the claim, that the Indemnifying Party will satisfy its indemnification obligations to the extent required under this Agreement, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the claim and to fulfill its indemnification obligations hereunder, (iii) the claim involves only money damages and does not seek injunctive or other equitable relief, (iv) ) the claim involves only money damages, and does not seek statutory, enhanced or treble damages or an injunction or other equitable relief, and (v) the Indemnifying Party conducts the defense of the claim actively and diligently. So long as the Indemnifying Party is conducting the defense of the claim in accordance with this Section 13, (w) the Indemnified Party shall cooperate in good faith in such defense, (x) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the claim, subject to the Indemnifying Party’s right to control the defense thereof , (y) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, and (z) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the claim without the prior written consent of the Indemnified Party which consent shall not be unreasonably withheld. If a firm offer is made to settle a third-party claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such third-party claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within thirty (30) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such third-party claim and in such event, the maximum liability of the Indemnifying Party as to such third-party claim shall not exceed the amount of such settlement offer.

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(c) In the event any of the conditions of Section 13(b) above is or becomes unsatisfied, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the reasonable costs of defending against the claim (including attorneys’ fees and expenses reasonably incurred), and (iii) the Indemnifying Party will remain responsible to indemnify the Indemnified Party to the extent required under Section 11or Section 12 above.

14. Indemnification Limitations.

(a) Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect for a period of twelve months following the Closing Date.. Covenants and agreements of the parties contained in this Agreement shall survive the Closing Date indefinitely. All claims for fraud, intentional misrepresentation, willful misconduct or criminal conduct committed by Seller or Buyer shall survive the Closing Date until barred by the applicable statute of limitations. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

(b) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement.

(c) The parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, intentional misrepresentation, willful misconduct or criminal conduct), shall be pursuant to the indemnification provisions set forth in Sections 11, 12, 13 and 14. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Sections 11, 12, 13 and 14. Provided, however, nothing in this Section shall limit any person’s right to seek and obtain any equitable relief to which any person shall be entitled pursuant to or to seek any remedy on account of any intentional breach of this Agreement or fraud by any party hereto.

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(d) Certain Limitations. The indemnification provided for in Sections 11, 12, 13 and 14 shall be subject to the following limitations:

(i) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 11 or Section 12, as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 11 or Section 12 exceeds Ten Thousand Dollars ($10,000.00) (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible.

(ii) Payments by an Indemnifying Party pursuant to Section 11 or Section 12 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses.

(iii) Payments by an Indemnifying Party pursuant to Section 11 or Section 12 in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Loss by the Indemnified Party.

(iv) All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

(v) Except in the case of fraud, intentional misrepresentation, willful misconduct or criminal conduct, the maximum amount that the Seller or Buyer may be liable for under the indemnification provisions of this Agreement is [$.100,000].

15. Confidentiality. Each of the parties hereto hereby represents, warrants and covenants with the other parties hereto that (a) the existence of this Agreement or the possibility of the transactions contemplated hereby, (b) all negotiations in connection herewith or therewith, (c) the financial or other substantive terms of this Agreement, and (d) all documents and information (including, but not limited to, the documents and information exchanged or generated prior to the Closing) (hereinafter collectively referred to as the “Confidential Information”) are strictly confidential, and it shall not disclose, divulge, reveal or appropriate such Confidential Information, except to its representatives and advisors, unless otherwise required by Law or court order. This restriction shall not prohibit the joint public announcement or any disclosure to employees required by applicable Law. If this Agreement is terminated for any reason prior to the Closing, the parties shall deliver or destroy, and shall cause their respective employees, representatives or contractors to deliver, to the applicable other party to this Agreement, all documents and materials, in whatever form or medium, obtained from such other party, or generated by, or otherwise produced or obtained in connection with the transactions contemplated hereby. Prior to the Closing Date, neither the Buyer nor the Seller, nor any of their respective Affiliates, may issue a press release or other public announcement with respect to any of the transactions contemplated by this Agreement without the prior written consent of the other party. The Buyer and the Seller agree to work with each other in good faith to agree upon the exact content to be included in the joint public announcement and the date on which the joint public announcement is to be issued by both parties. This Section 15 shall survive the termination of this Agreement and/or the Closing but shall not be deemed to apply to the Buyer following the Closing (but excluding the financial or other substantive terms of this Agreement which shall continue to remain confidential) and shall not apply to the Seller following the Closing with respect to the existence of this Agreement or the consummation of the transactions contemplated hereby (but excluding the financial or other substantive terms of this Agreement which shall continue to remain confidential).

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16. Termination.

(a) This Agreement may be terminated at any time prior to the consummation of the Closing hereunder, in accordance with the following provisions:

(i) By mutual agreement of the Buyer and the Seller; or

(ii) by the Buyer or the Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining such transactions, and such Governmental Order shall have become final and non-appealable; or

(iii) by the Buyer provided that such Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Seller in this Agreement that would give rise to the failure of any of the conditions specified in Section 9 and such breach, inaccuracy or failure has not been cured within ten (10) days of the Seller’ receipt of written notice of such breach from the Buyer; or

(iv) by the Seller provided that such Seller are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Buyer in this Agreement that would give rise to the failure of any of the conditions specified in Section 8 and such breach, inaccuracy or failure has not been cured within ten (10) days of the Buyer’s receipt of written notice of such breach from the Seller.

Nothing in this Section 16 shall be deemed to excuse either party for a breach of any of its obligations or agreements undertaken or made in this Agreement.

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17. Consent to Jurisdiction.

(a) The Seller and the Buyer each hereby irrevocably submits to the jurisdiction of any State or Federal Court sitting in the State of Nevada over any suit, action or proceeding arising out of or relating to this Agreement or any other Transaction Document. The Seller and the Buyer each hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which they may now have or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. The Seller and the Buyer each agrees that, to the fullest extent permitted by applicable law, a final judgment in any such suit, action, or proceeding brought in such a court shall be conclusive and binding upon them, and may be enforced in any courts of the jurisdiction of which any of them is or may be subject to a suit upon such judgment, provided that service or process is effected upon them in one of the manners specified in Section 17(b) below or as otherwise permitted by applicable Law.

(b) Nothing in this Section 17 shall affect the right of any party hereto to serve process in any manner permitted by law or affect the right of any party to bring proceedings against any other party in the courts of any jurisdiction or jurisdictions.

18. Powers of Attorney. Effective upon the Closing Date, the Seller hereby irrevocably constitutes and appoints the Buyer, its successors and assigns, the true and lawful attorney of the Seller with full power of substitution, in the name of the Buyer, or the name of Seller, on behalf of and for the benefit of the Buyer, to institute and prosecute, in the name of Seller or otherwise, all proceedings which the Buyer may reasonably deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets, to defend and compromise any and all actions, suits or proceedings in respect of any of the Purchased Assets, subject to the Seller’s indemnification obligations under this Agreement, and to do all such acts and things in relation thereto as the Buyer may deem reasonably advisable. The Seller agrees that the foregoing powers are coupled with an interest and shall be irrevocable by Seller directly or indirectly by the dissolution of Seller or in any other manner or for any other reason.

19. Miscellaneous.

(a) Expenses. The Buyer and the Seller each agree to pay their own fees, costs and expenses in connection with the transactions contemplated by this Agreement.

(b) Survival. Notwithstanding any presumption to the contrary, all representations, covenants, warranties and agreements contained in this Agreement shall survive the Closing as specifically provided for in this Agreement.

(c) Governing Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the State of Nevada, notwithstanding any conflict of laws doctrines of such state or other jurisdiction to the contrary, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

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(d) Notices. Any notice, request, demand, consent, approval, or other communication required or permitted under this Agreement will be written and will be deemed to have been given (i) when personally delivered or sent by telecopy with receipt confirmed, or (ii) on the next day after delivery to a nationally-recognized express delivery service with instructions for overnight delivery; or (iii) on the third day after it is deposited in any depository regularly maintained by the United States postal service, postage prepaid, certified or registered mail, return receipt requested, addressed to the following address or to such other address as the party to be notified shall have specified to the other party in accordance with this Section 19(e):

If to the Buyer:

SCV Capital, LLC

193 Winding River Rd.

Wellesley, MA 02482

Email:

With a required copy to (which shall not constitute notice):

Archer & Greiner, P.C.

1025 Laurel Oak Road

Voorhees, New Jersey 08043

Attention: David Weinstein, Esquire

Email:

If to the Seller:

Esports Entertainment Group, Inc.

Block 6, Triq Paceville

St. Julians, STJ 3109 Malta

Attention: Grant Johnson

Email:

With a required copy to (which shall not constitute notice):

Lucosky Brookman LLP

101 Wood Avenue South

Woodbridge, NJ 08830

Attention: Joseph Lucosky

Facsimile No.: (732) 395-4401

Email:

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(e) Entire Agreement; Etc. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings of the parties with respect thereto. This Agreement may be amended or supplemented solely by a writing executed by the parties hereto.

(f) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

(g) Attorneys’ Fees. In the event of a breach of this Agreement by a party, the non-breaching party, or if there is found to be no breach then the prevailing party, shall be entitled to reasonable counsel fees, other reasonable professional fees, expert fees, and costs incurred on account of such breach and any ensuing litigation, regardless of which remedies the non-breaching party elects to pursue.

(h) Non-Waiver of Rights. The Buyer and the Seller may only extend the time for, or waive the performance of, any of the obligations of the other or waive compliance by the other with any of the covenants or conditions contained in this Agreement in writing signed by an authorized officer of each such party. It is understood and agreed that no failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(i) Invalidity. The invalidity or partial invalidity of any provision of this Agreement shall affect only such provision or part thereof and the balance of this Agreement shall remain in effect.

(j) Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. Wherever in this Agreement words indicating the plural number appear, such words shall be considered as words indicating the singular number and vice versa where the context indicates the propriety of such use.

(k) Assignment; Third-Party Rights. This Agreement shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and the rights of the Seller hereunder may be assigned, in whole or in part, by the Seller to any Affiliate of the Seller; provided that such assignment shall not relieve Seller from any obligations hereunder. This Agreement and the rights of the Buyer hereunder may be assigned, in whole or in part, by the Buyer to any Affiliate of the Buyer; provided that such assignment shall not relieve Buyer from any obligations hereunder. Except as otherwise provided above, no party to this Agreement may assign this Agreement without the prior written consent of the other party. Any attempted assignment of this Agreement in breach of this Section 19(l) shall be void and of no effect. In the event that any assignment is validly made, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, shall be deemed to confer upon any other person, including without limitation employees of the Seller, any rights or remedies under, or by reason of, this Agreement.

(l) Exhibits. All Exhibits and Schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement. All obligations under any such Exhibits and Schedules shall be subject to the provisions of this Agreement.

[REMINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.

SELLER:

ESPORTS ENTERTAINMENT GROUP, INC.

By:	/s/ Grant Johnson
Name:	Grant Johnson
Title:	CEO

BUYER:

SCV CAPITAL, LLC.

By:	/s/ Murphy Vandervelde
Name:	Murphy Vandervelde
Title:	Managing Member

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EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

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Schedule 2 (a) Purchased Assets

1-	Refer to Helix Fixed Assets Summary Excel Sheet

2-	Entities to be assumed by Purchaser:

●	Helix Foxboro, LLC

○	Delaware
○	Formed September 27, 2019
○	EIN: 84-3511343

●	Helix E-Sports North Bergen, LLC

○	New Jersey
○	Formed November 7, 2019

●	SPJ Foxboro, LLC

○	Delaware
○	Formed September 27, 2019
○	EIN 84-3493874

3. Trademarks

HELIX ESPORTS (design)	U.S.	5,849,265	88/218,974	Registered in IC 041 on Sept. 3, 2019 by Helix E-Sports, LLC
HELIX ESPORTS	U.S.		88218969	Registered in IC 041 on Sept. 3, 2019 by Helix E-Sports, LLC
HELIX ESPORTS (design)	E.U.	018027946	ETM3208/SPG	Registered in IC 041 on August 15, 2019 by Helix E-Sports, LLC
HELIX ESPORTS	E.U.	018027939	ETM3207/SPG	Registered in IC 041 on August 15, 2019 by Helix E-Sports, LLC
HELIX ESPORTS (design)	U.K.		918027946	Registered in IC 041 on August 15, 2019 by Helix E-Sports, LLC
HELIX ESPORTS	U.K.		918027939	Registered in IC 041 on August 15, 2019 by Helix E-Sports, LLC

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Liabilities with Vendors and Monthly Expenses

Schedule 3(a)(ii)

1-	Foxborough Patriot Place Lease Agreement, NPP Development LLC, Helix Foxboro 11.06.19

2-	Foxborough Patriot Place Lease Modification Agreement, NPP Development, Helix Foxboro 01.01.21

3-	Sub-Sublease for Patriot Place with NPP Development 11-6-19

4-	North Bergen Amended and Restated Lease for 3163 Kennedy Boulevard, FRA REAL ESTATE HOLDINGS, LLC, Helix E-Sports LLC, 7.31.18

5-	Amended and Restated Equipment Lease Agreement - Helix Foxboro - LANLease, LLC dated April 11, 2022

6-	Marketing Agreement between Agent NPS LLC, One Patriot Place, Foxborough, MA 02035 (“Agent”), NPS LLC, Kraft Soccer LLC and New England Patriots LLC (individually a “Grantor” and collectively the “Grantors”) and Esports Entertainment Group, Inc., 112 North Curry Street, Carson City, Nevada 89703-4934, (“Company”) dated February 24, 2021.

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Vendors and Monthly Expenses

Helix Holdings
Monthly Expenses
byVendor

	Estimate Monthly costs (where relevant)

Blizzard Entertainment	varies	Party Service Supplies as needed - FX
Cintas	varies	Supplies like mats, etc. for FX
Comcast	433.47	Cable/Telephone - FX
Comcast	2,054.26	FX Fiber Contract
NPP	20148 + garbage & electric	FX Rent & utilities lease
Facebook	varies	Advertising & Marketing - FX
LanLease	4,225.00	FX Equipment lease
Liquor License	2,500.00	Liquor License for FX
PEPSI	varies	Food & Beverage supplies - FX
PFG	varies	Food & Beverage supplies - FX
Miscellaneous	varies	Supplies from Walmart, Amazon, etc
Twp of Foxboro	100.00	Yearly Business license - FX
Waltham	200.00	Pest Control - FX

Natural Wireless	1,400.00	NB Fiber Contract
NB Twp	200.00	Yearly license - NB
Optimum Cable	311.23	Cable/Telephone - NB

LanLease	5,223.10	UCLA Gear Lease

Afco	5,122.78	Helix Commercial Insurance Premium (policy attached)
BGBC	varies	Accounting & Payroll services as needed

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